Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THRESHOLD PHARMACEUTICALS, INC.

THRESHOLD PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Threshold Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 17, 2001.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

Article First of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“FIRST

The name of the Corporation is Molecular Templates, Inc.”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, THRESHOLD PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this day of August 1, 2017.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Eric E. Poma
Name:	Eric E. Poma
Title:	Chief Executive Officer